Exhibit 10.2

[Company letterhead]

December 21, 2006

Via Hand Delivery

David Tierney

Re:	Change in Control Payment

Dear David:

Reference is made to Sections 6.5(b) and 6.6(b)of your Amended and Restated Employment Agreement entered into on July 5, 2006 (the “Employment Agreement”) pursuant to which you are entitled to receive a lump sum payment equal to the sum of (i) 24 months of your then current Base Salary and (ii) 2 times the highest Annual Bonus you received during the 3 most recently completed fiscal years of the Company (hereinafter referred to as the “Change in Control Payment”), in the event you are terminated by the Company without “Cause” or if you resign for “Good Reason” during the period commencing on the 30th day immediately preceding a “Change in Control” and ending on the first anniversary of the Change in Control. The purpose of this letter is to memorialize your agreement with the Company, as authorized by the Compensation Committee of our Board, to vary the application of Sections 6.5(b) and 6.6(b) of your Employment Agreement. Except as otherwise noted herein, capitalized terms used herein shall have the same meaning as is set forth in your Employment Agreement.

Specifically, your right to receive the Change in Control Payment will be triggered solely upon the occurrence of a Change in Control, and you will no longer be required to experience a termination of employment as an additional condition to trigger such payment.

The changes to your Employment Agreement, as described herein, are being made pursuant to and in accordance with the new rules governing non-qualified deferred compensation as promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Specifically, certain transition relief provided under the proposed regulations to Section 409A of the Code permits modifications to be made to the timing and form of certain payments subject to Section 409A of the Code (i.e., the Change in Control Payment) during calendar year 2006, to the extent the time and form of such payments are payable, but for the modification, after calendar year 2006.

Except as otherwise expressly modified under this letter, all other terms and conditions of your Employment Agreement shall continue in full force and effect.

This letter merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature regarding the Change in Control Payment and may not be changed or modified, except by an agreement in writing signed by you and an authorized representative of the Company.

Intended to be legally bound, please acknowledge that this letter reflects our agreement by signing in the space provided below and returning the original to me.

Sincerely,

/s/ Andrew T. Drechsler
Name: Andrew T. Drechsler
Title: Chief Financial Officer

Acknowledged and agreed on this 21st day of December, 2006:

/s/ David Tierney
David Tierney